   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1999.
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                 ADAM.COM, INC.
             (Exact name of registrant as specified in its charter)

                     GEORGIA
         (State or other jurisdiction of                                58-1878070
          incorporation or organization)                 (I.R.S. Employer Identification Number)

                         ------------------------------

                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                           TELEPHONE: (770) 980-0888
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             ROBERT S. CRAMER, JR.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 ADAM.COM, INC.
                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                           TELEPHONE: (770) 980-0888
                           FACSIMILE: (770) 989-4970
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                             WILLIAM G. ROCHE, ESQ.
                              STACEY K. GEER, ESQ.
                                KING & SPALDING
                           191 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                           TELEPHONE: (404) 572-4600
                           FACSIMILE: (404) 572-5100

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                             AMOUNT TO BE           AGGREGATE            AGGREGATE            AMOUNT OF
    TITLE OF SHARES TO BE REGISTERED          REGISTERED        PRICE PER UNIT(1)    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.01 par value                528,000 shares           $14.16             $7,476,480             $2,079

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

                         ------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                 528,000 SHARES
                                 ADAM.COM, INC.
                                  COMMON STOCK

    This prospectus relates to the sale of       shares of our common stock
which we have issued to Fusion Capital Fund I, LLC, referred to in this
prospectus as the selling shareholder, and up to             additional shares
of our common stock which from time to time we may issue to Fusion Capital
Fund I, LLC upon conversion of an outstanding convertible debenture held by the selling shareholder. We will not receive any of the proceeds from the sale of the shares being offered.

    The shares offered are being registered due to our obligations to the selling shareholder. The selling shareholder may elect to sell all, a portion or none of the shares described in this prospectus. The selling shareholder from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. If required, the names of any agents, underwriters or dealers and any other required information will be set forth in an accompanying prospectus supplement. Such sales may be through brokers and may be at the market price prevailing at the time of such sales. The selling shareholder will pay regular commissions to any brokers effecting such sales. The shares also may be offered by the selling shareholder in block trades, private transactions or otherwise at prices to be negotiated. All expenses of registration of these shares are being borne by us, but the selling shareholder will pay any brokerage and other expenses of a sale incurred by it.

    Our common stock is quoted on the Nasdaq National Market under the symbol
"ADAM." On             ,     , the last reported sale price for our common stock
as reported on the Nasdaq National Market was $            per share. We will
apply to have the shares of common stock offered pursuant to this prospectus approved for trading on the Nasdaq National Market.

                            ------------------------

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

    THE SELLING SHAREHOLDER AND ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING SHAREHOLDER MAY BE DEEMED TO BE AN "UNDERWRITER." COMMISSIONS RECEIVED BY ANY BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is               ,       .

                               TABLE OF CONTENTS

About This Prospectus.......................................      1

Where You Can Find More Information.........................      2

adam.com....................................................      2

Risk Factors................................................      3

The Financing Transaction...................................      7

Use of Proceeds.............................................      9

Selling Shareholder.........................................      9

Plan of Distribution........................................     10

Validity of Common Stock....................................     11

Experts.....................................................     11

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, a company that has the right to receive shares of our common stock (the "selling shareholder") may sell up to an aggregate of 528,000 shares of common stock in one or more offerings. This prospectus and any applicable prospectus supplement provided to you should be considered together with the additional information described under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

    - Our Annual Report on Form 10-K for the year ended March 31, 1999, filed with the SEC on June 29, 1999;

    - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

    - Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999; and

    - The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 11, 1995, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or telephoning us at the following address:

                       Michael Fisher
                       Director of Finance/Administration
                       adam.com, Inc.
                       1600 RiverEdge Parkway, Suite 800
                       Atlanta, GA 30328
                       (770) 980-0888

    You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    ADAM.COM

    adam.com, Inc. ("adam.com") is a leading developer of health education content and software technologies, and since January 1999, we have taken steps to become a leading provider of health, medical and wellness information online. We have created, published and marketed multimedia software products, content and Internet-ready applications that provide anatomical, medical and health-related information for the education, consumer and professional markets. During the fiscal year ended March 31, 1999 ("fiscal 1999"), adam.com made the strategic decision to focus the majority of its efforts on the online dissemination of consumer health information, resulting in the May 1999 launch of WWW.ADAM.COM, our consumer health destination. In connection with this redirected strategy, we discontinued further sales and marketing effort, as well as product update and upgrade support for certain of our historical products.

    We are incorporated under the laws of the State of Georgia. Our principal executive offices are located at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328. Our telephone number at that address is (770) 980-0888.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    CERTAIN STATEMENTS MADE IN THIS PROSPECTUS, AND OTHER WRITTEN OR ORAL STATEMENTS MADE BY OR ON BEHALF OF ADAM.COM, MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," EXPECTS," "ESTIMATES," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. STATEMENTS REGARDING FUTURE EVENTS AND DEVELOPMENTS AND OUR FUTURE PERFORMANCE, AS WELL AS OUR EXPECTATIONS, BELIEFS, PLANS, INTENTIONS, ESTIMATES OR PROJECTIONS RELATING TO THE FUTURE, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THESE LAWS. EXAMPLES OF SUCH STATEMENTS IN THIS PROSPECTUS INCLUDE DESCRIPTIONS OF OUR PLANS AND STRATEGIES WITH RESPECT TO DEVELOPING OUR WEB SITE, OUR PLANS TO DEVELOP ADDITIONAL STRATEGIC PARTNERSHIP, OUR INTENTION TO ADD E-COMMERCE TO OUR BUSINESS STRATEGY, OUR CONTINUING GROWTH AND OUR ABILITY TO ADDRESS YEAR 2000 ISSUES. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. WE BELIEVE THAT THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE; HOWEVER, YOU SHOULD NOT PLACE UNDUE RELIANCE ON SUCH STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND SPEAK ONLY AS OF THE DATE OF SUCH STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

    WE ARE A YOUNG COMPANY THAT HAS INCURRED LOSSES.

    We have experienced substantial losses of $2.1 million in fiscal 1999, $5.4 million in fiscal 1997, $3.9 million in fiscal 1996, $3.2 million in fiscal 1994. We cannot be certain that we can obtain profitability in any future period. We operate in a new and rapidly evolving market and must, among other things:

    - respond to competitive developments;

    - continue to upgrade and expand our content and healthcare information services offerings; and

    - continue to attract, retain and motivate our employees.

    We cannot be certain that we will be successful.

CAPITAL CONSTRAINTS MAY AFFECT OUR RESOURCES.

    Since inception we have funded operations with debt and equity capital. Our ability to operate profitably under our current business plan is largely contingent upon success in obtaining additional sources of capital. There can be no assurance that sources of capital will be available on satisfactory terms or at all. Under the terms of the debenture issued to the selling shareholders and related agreements, the $6,000,000 provided to us by the selling shareholder to purchase the debenture has been pledged by us as security to the selling shareholder to secure our obligations under the debenture. Such $6,000,000 is currently restricted cash of adam.com. We expect that such cash will become unrestricted at a rate of $1,000,000 per month as the outstanding principal balance of the debenture is reduced from conversions of the debenture into common stock. Whether or not and when some or all of this cash will become unrestricted is not assured. The timing of the access to or amount of this capital is not assured. Without additional capital we may not be able to fully implement our business, operating and development plans. There can be no assurance that any such financing, if obtained, will be adequate to meet our ultimate capital needs. If adequate capital can not be obtained or obtained on satisfactory terms, our operations could be negatively impacted.

    WE FACE INTENSE COMPETITION WITH OTHER ONLINE PROVIDERS OF HEALTHCARE INFORMATION.

    The market for providing healthcare information online is intensely competitive, and we expect competition to increase in the future. Our business has low barriers to entry, and we cannot guarantee that we will compete successfully against our current or potential competitors, especially those with significantly greater financial resources or brand name recognition. Our current competitors include Dr. Koop.com and Healtheon/WebMD. We have yet to derive significant revenues as an online provider of healthcare information.

    Mergers or consolidations among our competitors, or acquisitions of small competitors by larger companies, would make such combined entities more formidable competitors to us. Large companies may have advantages over us because of their longer operating histories, greater name recognition, or greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They can also devote greater resources to the promotion and sale of their products or services than we can.

    For the above reasons, we may not be able to compete successfully against our current and future competitors. Increased competition may result in reduced gross margins and loss of market share.

    WE FACE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY.

    Rapid changes in technology pose significant risks to us. To remain successful, we must continue to change, adapt and improve our content and delivery mediums in response to changes in technology. Our future success hinges on our ability to both continue to enhance our current content and to successfully market this content. We cannot be sure that we will successfully develop and market new content. Any failure by us to timely develop and disseminate new or to update and enhance our current content could adversely affect our business, operating results and financial condition.

    WE FACE RISKS REGARDING OUR POTENTIAL FUTURE ACQUISITIONS OR INVESTMENTS.

    As part of our growth strategy, we have recently acquired all of the assets of Informational Medical Systems, Inc. and drgreene.com. We may continue to acquire or make investments in, companies with products, technologies or professional services capabilities complementary to ours. In acquiring companies in the future, we could encounter difficulties in assimilating their personnel and operations into our company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. These difficulties could also include accounting requirements, such as amortization of goodwill or in-process research and development expense. We cannot be certain that we will successfully overcome these risks with respect to any future acquisitions or that we will not encounter other problems in connection with our prior or any future acquisitions. In addition, any future acquisitions may require us to incur debt or issue equity securities. The issuance of equity securities could dilute the investment of our existing shareholders.

    WE DEPEND ON OUR KEY PERSONNEL.

    Our future success also depends on our continuing ability to attract and retain highly qualified personnel. The competition for employees at all levels of our industry is increasingly intense. Furthermore, in order to promote the development of our Web Site, we will need to identify, attract and retain software engineers, web designers and content editors. If we do not succeed in attracting such new employees and retaining and motivating our current employees, our business could suffer significantly.

    WE ARE SUBJECT TO RISKS RELATING TO THE YEAR 2000.

    Many currently installed computer systems and software products accept only two-digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such "Year 2000" requirements. Noncompliant computer systems or software may cause system failure or result in miscalculations that will cause disruptions of normal business activities. Although we have designed all of the products that we currently offer to be Year 2000 compliant, we cannot assure you that our products contain all necessary date code changes, or that, in the year 2000, our products will be compatible with third-party software that may be integrated or used in conjunction with our products. There can be no assurances that we have identified all Year 2000 issues with respect to our products and products supplied to us by third parties and the failure to do so could have a material adverse effect on our business.

    Furthermore, there can be no assurance that our estimates related to the Year 2000 issue will prove to be accurate and actual results could differ materially from those currently anticipated. Specific factors that could cause such material differences include, but are not limited to, the ability to identify, assess, and remediate and test all relevant computer codes and embedded technology, and similar uncertainties. In addition, variability of definitions of "compliance with Year 2000" and the myriad of different products and services, and combinations thereof, sold by adam.com may lead to claims whose impact on adam.com is not currently estimable. No assurance can be given that the aggregate cost of defending and resolving such claims, if any, will not materially adversely affect our results of operation. Although some of the our agreements and contracts with third parties contain provisions requiring such parties to indemnify us under some circumstances, there can be no assurance that such indemnification arrangements will cover all of our liabilities and costs related to claims by third parties related to the Year 2000 issue.

    THE CONVERSION PRICE OF THE DEBENTURE IS NOT FIXED; FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK TO DECLINE IN PRICE.

    The conversion price of the debenture issued to the selling shareholder is equal to the lesser of (a) the closing bid price of our common stock on the date the selling shareholder submits its election to convert the debenture into common stock, (b) the average of the two lowest closing bid prices of our common stock for the 10 consecutive trading days immediately preceding the date the selling shareholder submits its election to convert the debenture into common
stock or (c) $      . The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales could make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate. After this offering is completed, shares of our common stock will be outstanding, assuming the
debenture is converted into a total of             shares. If our stock price
decreases to less than $      during any 10 consecutive trading days prior to a
conversion of the debenture, we may be required to issue more shares upon conversion of the debenture, resulting in more shares being outstanding. All shares registered in this offering are freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to six months from the date hereof. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile.

    THERE HAS BEEN LIMITED PRIOR MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE IS EXTREMELY VOLATILE.

    Our common stock has only been publicly traded since our initial public offering on November 15, 1995. Since that date, the closing price of the common stock has ranged from a low price of $1.875 per share to a high price of $40 per share, and there has been significant volatility in the price of our common stock in the past year. There can be no assurance that the market price of our common stock will be maintained or that the volume of trading in our shares will not decrease.

    The risks detailed in this prospectus may significantly adversely affect the market price of our common stock after the offering. In particular, the stock prices for many high technology companies, especially those that base their businesses on the Internet, recently have experienced wide fluctuations and extreme volatility which have often been unrelated to the operating performance of such companies. Such fluctuations have adversely affected and may in the future adversely affect the market price of our common stock.

    Furthermore, following periods of volatility in the market price of a company's securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of our shares falls dramatically in any period of time, shareholders may bring claims, with or without merit, against us. Such litigation would be expensive to defend and would divert management attention and resources regardless of outcome.

    WE HAVE ADOPTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY DETER A TAKEOVER.

    Our articles of incorporation and bylaws contain the following provisions that may deter a takeover, including a takeover on terms that many of our shareholders might consider favorable, such as:

    - the authority of our board of directors to issue common stock and preferred stock and to determine the price, rights (including voting rights), preferences, privileges and restrictions of each series of preferred stock, without any vote or action by our shareholders;

    - the existence of large amounts of authorized but unissued common stock and preferred stock;

    - staggered, three-year terms for our board of directors; and

    - advance notice requirements for board of directors nominations and for shareholder proposals.

    The rights and preferences of any series of preferred stock could include a preference over the common stock on the distribution of our assets upon a liquidation or sale of our company, preferential dividends, redemption rights, the right to elect one or more directors and other voting rights. The rights of the holders of any series of preferred stock that may be issued in the future may adversely affect the rights of the holders of the common stock. We have no current plans to issue preferred stock. In addition, certain provisions of Georgia law and our stock option plan may also discourage, delay or prevent a change in control of our company or unsolicited acquisition proposals.

    MANY OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE AND ARE SUBJECT TO REGISTRATION RIGHTS WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    If our shareholders sell substantial additional amounts of common stock (including shares issued upon the exercise of outstanding stock options) in the public market following this offering, the market price of our common stock could fall. Such sales also could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

    Certain shareholders may have the right, subject to certain conditions, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of our common stock to fall. In addition, any demand by holders of registration rights to include shares of common stock held by them in a registration initiated by us could adversely affect our ability to raise needed capital.

    PRINCIPAL SHAREHOLDERS HAVE SUBSTANTIAL INFLUENCE.

    As of September 30, 1999, our executive officers, directors and persons who beneficially more than 10% of our outstanding common stock controlled approximately 25% of the combined outstanding voting power of our common stock. As a result, with limited exception, such persons exert substantial influence with respect to all matters submitted to a vote of holders of common stock, including election of our directors.

                           THE FINANCING TRANSACTION

GENERAL

    On November 15, 1999 adam.com executed a securities purchase agreement with Fusion Capital Fund I, LLC ("Fusion Capital") pursuant to which it agreed to issue to Fusion Capital up to two 0% senior secured convertible debentures, each with an aggregate principal amount of $6,000,000. The purchase price for each debenture is $6,000,000. The debentures will not bear any interest or premium accrual. Each debenture will be convertible into shares of common stock of adam.com at a price equal to the lesser of (1) 130% of the average of the closing bid prices for the common shares during the 10 trading days prior to issuance of such debenture or (2) a price based upon the future performance of the common stock, in each case without any fixed discount to the market price.

    The first debenture was purchased by Fusion Capital on             . The
second debenture will be issued after delivery of an irrevocable written notice by us to Fusion Capital stating that we elect to sell such debenture to Fusion Capital. Such notice may be given no earlier than the sooner to occur of
(1) or (2) at such time as the first debenture is no longer outstanding. Each debenture will mature six months from its date of issuance. The obligation of Fusion Capital to purchase the second debenture is subject only to customary closing conditions, all of which are outside the control of Fusion Capital.

    Each debenture will be secured by a pledge of $6,000,000 in cash by adam.com which will be restricted cash of adam.com. adam.com will be the legal and beneficial owner of such cash and will also be the legal and beneficial owner of all interest and investment income earned with respect to such proceeds while held as restricted cash. adam.com will direct the investment of such cash. Fusion Capital will have a security interest on customary terms in such cash. We expect that the amount of cash subject to Fusion Capital's security interest will be reduced at a rate of $1,000,000 per month as the outstanding principal amount of the debenture is reduced from conversion into common stock. The corresponding amount of cash will become unrestricted cash of adam.com.

NO SHORTING OR HEDGING BY FUSION CAPITAL

    Fusion Capital has agreed that Fusion Capital and its affiliates shall not to engage in any direct or indirect short-selling or hedging of adam.com's common stock during any time any debenture is or could become outstanding.

CONVERSION OF THE DEBENTURE INTO COMMON STOCK

    CONVERSIONS AT FUSION CAPITAL'S DISCRETION. Subject to the limits on conversion and the redemption rights described below, each month during the term of the first debenture Fusion Capital will have the right to convert up to $1,000,000 of the principal amount of the debenture, plus any amounts for any prior month that have not yet been converted, into shares of common stock at the applicable conversion price. The conversion price per share is equal to the lesser of:

        (A) the closing bid price of the shares of common stock on the day of submission of a conversion notice by Fusion Capital; or

        (B) the average of the two lowest closing bid prices of the shares of common stock during the 10 trading days prior to the submission of a conversion notice by Fusion Capital; or

        (C) $      (the "Fixed Conversion Price").

    ADAM.COM'S RIGHT TO PREVENT CONVERSIONS. If the closing sale price of adam.com's common stock is below the Fixed Conversion Price for any three consecutive trading days, adam.com will have the unconditional right to prevent conversions until the earlier of (1) revocation of such suspension by adam.com and (2) such time as the closing sale price of adam.com's common stock is above the Fixed Conversion Price for any three consecutive trading days.

    ADAM.COM'S MANDATORY CONVERSION RIGHTS. adam.com will have the right to require that Fusion Capital convert a specified principal amount of the debenture during any specified month. adam.com may revoke, in its sole discretion, its written request with respect to any conversions in excess of the amount that Fusion Capital is otherwise permitted to convert.

    LIMITATION ON FUSION CAPITAL'S BENEFICIAL OWNERSHIP. Notwithstanding the foregoing, no conversion of the debenture will be permitted if such conversion would result in Fusion Capital or its affiliates beneficially owning more than 4.99% of the then aggregate outstanding common stock immediately after such conversion.

REDEMPTION

    REDEMPTION AT THE OPTION OF ADAM.COM. If the closing price of the common stock is below the Fixed Conversion Price for any 10 consecutive trading days, then adam.com may redeem the unconverted remaining principal balance of the debenture in cash at a price of 106% of the remaining principal balance.

    REDEMPTION AT THE OPTION OF FUSION CAPITAL. Upon (1) an event of default under the debenture or (2) the maturity of the debenture, Fusion Capital may redeem the unconverted remaining principal balance of the debenture for cash at a price of 106% of the remaining principal balance.

CHANGE IN CONTROL

    Upon a change in control of adam.com, adam.com may exercise its redemption right or, if the market price is below the Fixed Conversion Price, may require mandatory conversion of the debenture.

EVENTS OF DEFAULT

    Generally, the debenture will become immediately due and payable at the option of Fusion Capital upon the occurrence of any of the following events of default:

    - a default in the payment of the principal amount of the debenture when due;

    - if for any reason the shares offered hereby cannot be sold pursuant to this prospectus for a period of three consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

    - suspension of adam.com's common stock from trading for a period of three consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

    - failure of adam.com to satisfy any listing criteria of its principal securities exchange or market for a period of 10 consecutive trading days or for more than an aggregate of 45 trading days in any 365-day period;

    - notice from adam.com or its transfer agent to the effect that it intends not to comply with a proper request for conversion of the debenture or the failure of adam.com to confirm to the transfer agent Fusion Capital's conversion notice or the failure of the transfer agent to issue shares of common stock upon delivery of a conversion notice;

    - if at any time more than 964,664 shares of common stock (representing 19.99% of the common stock as of the date of the securities purchase agreement) are issuable to Fusion Capital upon conversion of the debenture;

    - any material breach of the representations or warranties or covenants contained in the securities purchase agreement or any related agreements which has or which could have a material adverse affect on adam.com or the value of the debenture, subject to a cure period of 10 trading days;

    - a default of any payment obligation of adam.com in excess of $1,000,000;
      or

    - adam.com's participation in insolvency or bankruptcy proceedings by or against adam.com.

ADDITIONAL SHARES ISSUED TO FUSION CAPITAL

    Under the terms of the purchase agreement, on             , in connection
with the issuance of the first debenture, Fusion Capital received shares of our common stock. Such shares are included in this offering. Unless an event of default occurs, such shares must be held by Fusion Capital until the first debenture has been converted or repaid in full. On the date of the issuance of the second debenture, Fusion Capital will be entitled to receive a commitment fee, payable in shares of common stock, equal to 7% of the aggregate principal amount of the second debenture.

NO VARIABLE PRICED FINANCINGS BY ADAM.COM

    So long as any debenture is outstanding, adam.com has agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless it has obtained Fusion Capital's prior written consent.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling shareholder. We are registering the shares for sale to provide the holder thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holder thereof.

                              SELLING SHAREHOLDER

    The selling shareholder is Fusion Capital Fund I, LLC ("Fusion Capital"). Prior to November 15, 1999, Fusion Capital did not own or have any interest in
any shares of our common stock. However, on       , pursuant to the securities
purchase agreement dated November 15, 1999, Fusion Capital purchased for $6,000,000 a 0% senior secured convertible debenture in the aggregate principal amount of $6,000,000. Each month a portion of the debenture may be converted into shares of our common stock. Assuming an average conversion price of $
per share (based on             ), we would issue to Fusion Capital an aggregate
of       shares of our common stock pursuant to conversion of the debenture.
Such amount would represent       % of our outstanding common stock as of
            . If we issue to Fusion Capital an aggregate of       shares of our
common stock pursuant to conversions of the debenture (which is the maximum number of shares offered hereby from conversions of the debenture) such number
of shares would represent       % of our outstanding common stock as of
            . If the debenture is actually convertible into greater than the maximum number of shares offered hereby from conversions of the debenture, we intend to register the additional shares on an additional registration statement.

    Under the terms of the purchase agreement, on             , in connection
with the issuance of the first debenture, Fusion Capital received shares of our common stock. Such shares are included in this offering. Unless an event of default occurs, such shares must be held by Fusion Capital until the first debenture has been converted or repaid in full.

    Fusion Capital has had no business or financial relationship with adam.com during the past three years.

    Because the selling shareholder may sell all, some or none of the common stock offered under this prospectus, no estimate can be given as to the amount of common stock that will be held by the selling shareholder upon termination of the offering.

                              PLAN OF DISTRIBUTION

    The common stock offered by this prospectus is being offered by the selling shareholder, Fusion Capital Fund I, LLC. Such common stock may be sold or distributed from time to time by the selling shareholder, or by donees or transferees of, or other successors in interests to, the selling shareholder, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered hereby may be effected in one or more of the following methods:

    - ordinary brokers' transactions;

    - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

    - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

    - "at the market" to or through market makers or into an existing market for the common stock;

    - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    - in privately negotiated transactions; or

    - any combination of the foregoing.

    In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

    Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

    THE SELLING SHAREHOLDER AND ANY BROKER-DEALERS WHO ACT IN CONNECTION WITH THE SALE OF THE SHARES HEREUNDER MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT, AND ANY COMMISSIONS THEY RECEIVE AND PROCEEDS OF ANY SALE OF THE SHARES MAY BE DEEMED TO BE UNDERWRITING DISCOUNTS AND COMMISSIONS UNDER THE SECURITIES ACT.

    Neither adam.com nor the selling shareholder can presently estimate the amount of such compensation. adam.com knows of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder and any other required information.

    adam.com will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. adam.com has also agreed to indemnify the selling shareholder and certain related persons against certain liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of adam.com, adam.com has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

    FUSION CAPITAL AND ITS AFFILIATES HAVE AGREED NOT TO ENGAGE IN ANY DIRECT OR INDIRECT SHORT SELLING OR HEDGING OF ADAM.COM'S COMMON STOCK DURING THE TERM OF THE DEBENTURES.

    adam.com has advised the selling shareholder that during such time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby.

    This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (b) the date on which all shares offered by this prospectus have been sold by the selling shareholder.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered hereby will be passed upon for us by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of adam.com, Inc. (formerly, A.D.A.M.
Software, Inc.) for the year ended March 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 ADAM.COM, INC.

                                 528,000 SHARES
                                       OF
                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------

                                          ,

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by the registrant connection with the sale of common stock being registered. All amounts are estimates, except the SEC registration fee.

SEC registration fee........................................  $ 2,079
Nasdaq National Market listing fee..........................   17,500
Printing expenses...........................................   10,000
Legal fees and expenses.....................................   50,000
Accounting fees and expenses................................   10,000
Blue sky fees and expenses..................................      500
Miscellaneous...............................................      921
                                                              -------
    Total...................................................  $91,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

    The Company's Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Restated Bylaws provide that the Company will advance to its directors or officers reasonable expenses of any such proceeding.

    Notwithstanding any provisions of the Company's Restated Articles and Amended Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

    The Company has purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

ITEM 16. EXHIBITS

4.1(1)   Amended and Restated Articles of Incorporation of the
         Registrant

4.2(1)   By Laws of the Registrant

4.3      Form of Debenture to be issued by the Company to Fusion
         Capital Fund I, LLC

5.1      Opinion of King & Spalding

10.1     Securities Purchase Agreement, dated as of November 15,
         1999, between the Company and Fusion Capital Fund, LLC

23.1     Consent of PricewaterhouseCoopers LLP

23.3 Consent of King and Spalding (included in its opinion filed as exhibit 5.1).

------------------------

(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) to reflect in the Prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Georgia Business Corporation Act, the charter or the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 24th day of November, 1999.

                                                       ADAM.COM, INC.

                                                       BY:          /S/ ROBERT S. CRAMER, JR.
                                                            -----------------------------------------
                                                                      Robert S. Cramer, Jr.
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert S. Cramer, Jr. and Michael S. Fisher and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on November 24, 1999.

                        NAME                                               TITLE
                        ----                                               -----
              /s/ ROBERT S. CRAMER, JR.                Chairman of the Board and Chief Executive
     -------------------------------------------         Officer
                Robert S. Cramer, Jr.                    (Principal Executive Officer)

                /s/ MICHAEL S. FISHER
     -------------------------------------------       Director of Finance and Administration
                  Michael S. Fisher                      (Principal Financial and Accounting Officer)

     -------------------------------------------       Director
                     Linda Davis

                /s/ SALLY D. ELLIOTT
     -------------------------------------------       Director
                  Sally D. Elliott

                        NAME                                               TITLE
                        ----                                               -----
                  /s/ DAVID S. HOWE
     -------------------------------------------       Director
                    David S. Howe

     -------------------------------------------       Director
                   Hamilton Jordan

              /s/ JOHN W. MCCLAUGHERTY
     -------------------------------------------       Director
                John W. McClaugherty

                /s/ GREGORY M. SWAYNE
     -------------------------------------------       Director
                  Gregory M. Swayne

     -------------------------------------------       Director
              Francis J. Tedesco, M.D.